As of April 1, 2009

Sport Supply Group, Inc.
Attn: Mr. John Pitts
1901 Diplomat Drive
Farmers Branch, Texas 75234

Re: Credit Agreement dated as of February 9, 2009 (as amended from time to time, the ***"Credit Agreement"***), among **SPORT SUPPLY GROUP, INC.**, the Lenders from time to time party thereto, and **BANK OF AMERICA, N.A.**, as Administrative Agent. The defined terms in this letter have the same meanings as are provided in the Credit Agreement.

Gentlemen:

Borrower and its Subsidiaries have informed Bank of America and its Affiliates (collectively, the ***"Bank"***) of their desire to utilize certain cash management solutions provided by the Bank, including among others the Bank's ePayables program and its purchasing card (P-Card) program. As a condition to the Bank's ability to approve the use of such programs by Borrower and its Subsidiaries, certain modifications are required to the terms of the Credit Agreement. The modifications are as follows:

A. The definition of "Obligations" in Section 1.01 of the Credit Agreement shall be amended in its entirety to read:

"Obligations" means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all obligations of any Loan Party owing to any Cash Management Bank under any Cash Management Agreement entered into between such Cash Management Bank and any of the Loan Parties.

B. The following definitions of "Cash Management Agreement" and "Cash Management Bank" shall be added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

"***Cash Management Agreement***" means any agreement to provide cash management services, including treasury, depository, overdraft, credit, debit or purchasing card, electronic funds transfer, electronic payables and other cash management arrangements.

"***Cash Management Bank***" means a Lender or an Affiliate of a Lender (including, with respect to Bank of America, FIA Card Services, N.A.) that has entered into a

Cash Management Agreement with a Loan Party, in its capacity as a party to such Cash Management Agreement.

C. Section 10.08 of the Credit Agreement shall be amended to read in its entirety as follows:

"Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, any other Loan Document or any Cash Management Agreement to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement, any other Loan Document or any Cash Management Agreement and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application."

The agreements set forth therein are limited precisely as written and shall not be deemed to be in modification of or a deviation from any term or condition of the Credit Agreement or the Loan Documents, except as written above. If you are in agreement with the modifications set forth above, then kindly sign and return the enclosed counterpart of this letter.

Once Administrative Agent receives the enclosed counterpart of this letter signed on behalf of Borrower, the Guarantors and the Required Lenders, then the modifications set forth above shall be deemed effective as of April 1, 2009.

Very truly yours,

BANK OF AMERICA, N.A., as
Administrative Agent and as a Lender

By: ______________________________
Charles Dale
Senior Vice President

Agreed and accepted

SPORT SUPPLY GROUP, INC.

By: ______________________
John Pitts
Chief Financial Officer

The terms of this modification letter are acknowledged and agreed to by the Guarantors, and such Guarantors agree that the "Guaranteed Debt" (as defined in the Guaranty) shall include the Obligations as amended by this modification letter.

GUARANTORS:

KESSLERS TEAM SPORTS, INC.,
a Delaware corporation

By: ______________________
John Pitts
Chief Financial Officer

DIXIE SPORTING GOODS CO., INC.,
a Virginia corporation

By: ______________________
John Pitts
Chief Financial Officer